Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	JIM GALEESE
DATE: JANUARY 23, 2019		(513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS FOR THE SECOND QUARTER

AND DECLARES REGULAR CASH DIVIDEND

Cincinnati, OH; January 23, 2019 – LSI Industries Inc. (NASDAQ: LYTS) today announced:

Second Quarter Summary

●	Sales of $89.5 million or 3% below Q2 of the prior year
●	GAAP Operating loss of $(20.3) million; Adjusted Operating income $1.5 million
●	GAAP EPS of $(0.61); Adjusted EPS of $0.03
●	Recorded non-cash goodwill impairment charge of $20.2 million related to the Lighting Segment
●	Cash flow $4.5 million; declared regular quarterly cash dividend of $0.05 per share

Net sales in the second quarter of fiscal 2019 were $89.5 million, a decrease of 3% compared to the $92.3 million reported in the second quarter of the prior year. The second quarter reported net loss of $(15.8) million compares to a net loss of $(1.5) million in the same period of fiscal 2018. Reported EPS was a loss of $(0.61) versus reported EPS loss of $(0.06) last year. Reported results include a pre-tax, non-cash goodwill impairment charge of $20.2 million to the Lighting Segment in the second quarter, as well as $1.6 million in restructuring charges.

Second quarter adjusted net income was $875 thousand versus $3.3 million in the same period 2018. Adjusted EPS was $0.03 compared to $0.12 prior year. The reconciliation of non-GAAP performance is provided below.

The company generated positive free cash flow of $4.5 million in the quarter, exiting the quarter with debt below prior year levels and availability to an approved credit facility. The Company declared a regular cash dividend of $.05 per share payable February 12, 2019 to shareholders of record on February 4, 2019.

Management Comments and Outlook

James A. Clark, President and Chief Executive Officer commented, “In my two plus months with LSI, my priority has been focused on meeting with our employees, agents, customers and suppliers to better understand our key business processes. During this process, I have attained a better understanding of our strong business foundation, and the commitment of the employees and partners to further grow and improve the business. I have also been able to assess where we are in the transformation process and to formulate additional changes required to drive our business performance to the next level. Many of these items are focused on execution, while select others may be more structural and strategic.

LSI Industries Inc. Second Quarter Results
January 23, 2019

“Our second quarter reflects the position of the business as we transition to become more focused on key market segments and applications where our products and solutions are valued by our customers. This transition is disruptive, and this disruption is felt as an adverse impact on sales and margins as we re-align our sales and marketing focus in both business segments. We are not satisfied with our second quarter results, but I am confident our changes will result in profitable growth.

“The Graphics Segment generated sales growth of 12% versus prior year while both gross margin and operating earnings declined. The earnings decline was driven by a mix shift to large customers in both print and digital technology applications. We have been aggressive in developing solutions for the rapidly growing digital graphics market, securing several large projects including a national quick service restaurant (QSR) chain and a test platform with a national petroleum company. Our solutions can be applied in many applications ranging from hundreds to over one thousand locations nationwide over a multi-year project lifecycle. However, these large projects are competitive and initially generate lower margins, which will improve over time. LSI’s penetration into the Mexico market also contributed to the sales growth and represents a significant opportunity for us over the next several years.

“Our Lighting sales declined 8%, reflecting the continued softness and competitiveness in both our project and stock and flow markets, as well as the shift in emphasis to higher value-add opportunities as noted above. Overall pricing was below prior year levels for the quarter driven by select price moves in key vertical markets and meeting specific competitive levels. This combination of factors resulted in lower gross margins and operating earnings compared to prior year. On the plus side, our focused approach to vertical markets led to the award of a two year contract to supply the outdoor lighting requirements for a large national auto retailer. The contract represents $5.0 million in sales annually for locations based throughout the country.

“In terms of the Lighting Segment goodwill impairment, our decline in stock price during the last quarter required an updated analysis of the current fair market value of a reporting unit within the Lighting Segment to its carrying value. The analysis resulted in an adjustment to the goodwill asset on the balance sheet. This non-cash adjustment resulted in the alignment of carrying value to fair market value.

“Several key initiatives important to our transition remain on schedule. The transfer of production and the closure related to the New Windsor, New York facility are on schedule for completion by the end of June. The project savings of $4 million are also on track. We continue to invest in sales and marketing talent possessing the competencies required to execute our new focused commercial model. We have an interim Chief Marketing Officer, Scott Coleman, in place as we continue our search for a permanent candidate. The Chief Marketing Officer is a new position chartered to develop the plans required to navigate our evolving markets now and over the next several years. Several sales resources were added in the second quarter to strengthen and expand support capabilities to our partners and customers, and we have recently hired a new Senior Vice President of Operations, Mike Beck, who will be replacing our retiring Vice President of Operations, Tom Palmer. Mike will be a key driver to assure continued improvement in our strategic operations initiatives.

“Moving forward, we will make decisions and investments that build the business to achieve profitable and sustainable growth. I plan to outline changes and critical investments needed in the coming months. This effort and vision will build momentum which in turn will generate sustained success. I am confident we can achieve our objectives and look forward to providing updates on our progress. We will be attending several equity research and investment bank sponsored conferences later in the year to outline our plans.”

LSI Industries Inc. Second Quarter Results
January 23, 2019

Financial Highlights

Three Months Ended December 31			(Unaudited)	Six Months Ended December 31

2018	2017	% Change	(In thousands, except per share data)	2018	2017	% Change
$89,541	$92,305	-3%	Net Sales	$174,498	$179,771	-3%

(20,271)	4,547	n/m	Operating (Loss) Income as reported	(17,337)	(20,267)	n/m

20,165	--		Goodwill impairment	20,165	28,000
1,033	--		Restructuring and plant closure costs	1,623	--
492	83		Severance costs	492	83
120	--		Transition and re-alignment costs	120	--

$1,539	$4,630	-67%	Operating Income as adjusted	$5,063	$7,816	-35%

$(15,782)	$(1,468)	n/m	Net (Loss) as reported	$(14,033)	$(17,097)	n/m

$875	$3,267	-73%	Net Income as adjusted	$3,078	$5,001	-38%

$(0.61)	$(0.06)	n/m	(Loss) per share (diluted) as reported	$(0.54)	$(0.66)	n/m

$0.03	$0.12	-75%	Earnings per share (diluted) as adjusted	$0.12	$0.19	-37%

	(amounts in thousands)
	12/31/18	6/30/18
Working Capital	$74,613	$67,882
Total Assets	$225,078	$229,517
Long-Term Debt	$48,372	$45,360
Shareholders' Equity	$124,325	$139,251

Second Quarter Fiscal 2019 Results

Net sales in the second quarter of fiscal 2019 were $89,541,000, down 3% from last year’s second quarter net sales of $92,305,000. Lighting Segment net sales of $63,654,000 decreased 8% while Graphics Segment net sales of $25,887,000 increased 12% from last year’s second quarter net sales. The Company recorded pre-tax restructuring and plant closure costs of $1,033,000 related to the closure of its New Windsor, New York facility in the Lighting Segment and recorded a pre-tax goodwill impairment also in the Lighting Segment of $20,165,000. The Company recorded $492,000 of severance costs related to a second quarter reduction in work force and also recorded an additional $120,000 of transition and re-alignment costs. The fiscal 2019 second quarter net loss of $(15,782,000), or $ (0.61) per share, compares to the fiscal 2018 second quarter net loss of $(1,468,000) or $(0.06) per share. Earnings per share represents diluted earnings per share.

LSI Industries Inc. Second Quarter Results
January 23, 2019

First Half Fiscal 2019 Results

Net sales in the first half of fiscal 2019 were $174,498,000, down 2.9% from last year’s first half net sales of $179,771,000. Lighting Segment net sales of $125,086,000 decreased 9.1% while Graphics Segment net sales of $49,412,000 increased 17.2% from last year’s first half net sales. The Company recorded pre-tax restructuring and plant closure costs of $1,623,000 related to the closure of its New Windsor, New York and Hawthorne, California facilities in the Lighting Segment and recorded a pre-tax goodwill impairment also in the Lighting Segment of $20,165,000. The Company recorded $492,000 of severance costs related to a second quarter reduction in force and also recorded an additional $120,000 of transition and re-alignment costs. The fiscal 2019 first half net loss of $(14,033,000), or $ (0.54) per share, compares to the fiscal 2018 first half net loss of $(17,097,000) or $(0.66) per share. Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet at December 31, 2018 included current assets of $125 million, current liabilities of $50.4 million and working capital of $74.6 million, which includes cash of $9.6 million. The current ratio was 2.5 to 1. The balance sheet also included shareholders’ equity of $124.3 million and $48.4 million of long-term debt. It is the Company’s priority to continuously generate sufficient cash flow coupled with an approved credit facility to adequately fund operations.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the second quarter of fiscal 2019 payable February 12, 2019 to shareholders of record as of the close of business on February 4, 2019. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income and earnings per share for the three and six months ended December 31, 2018 and 2017. Operating income, adjusted net income and earnings per share, which exclude the impact of a goodwill impairment, severance costs, transition and re-alignment costs, and restructuring, and plant closure costs are non-GAAP financial measures. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results. We exclude these non-recurring items because they are not representative of the ongoing results of operations of our business. Below is a reconciliation of these non-GAAP financial measures to the net income and earnings per share reported for the periods indicated.

LSI Industries Inc. Second Quarter Results
January 23, 2019

SECOND QUARTER					YEAR-TO-DATE
2019		2018		(In thousands, except per share data)	2019		2018
	Diluted EPS		Diluted EPS	Reconciliation of net income to adjusted net income		Diluted EPS		Diluted EPS
$(15,782)	$(0.61)	$(1,468)	$(0.06)	Net (Loss) as reported	$(14,033)	$(0.54)	$(17,097)	$(0.66)

15,361	0.60	--	--	Goodwill impairment	15,361	0.60	17,361	0.67

817	0.03	--	--	Restructuring and plant closure costs	1,271	0.05	--	--

385	0.01	59	--	Severance costs	385	0.01	59	--

94	--	--	--	Transition and re-alignment costs	94	--	--	--

				Tax Impact from the reduction of the Deferred Tax Assets
--	--	4,676	0.18		--	--	4,676	0.18

$875	$0.03	$3,267	$0.12	Net Income adjusted	$3,078	$0.12	$5,001	$0.19

				NOTE: All adjustments are net of tax except for the adjustment of the deferred tax assets

About the Company

LSI Industries Inc. is a U.S.-based designer, manufacturer and marketer of lighting, graphics and technology solutions for both indoor and outdoor applications. The Company is a leader in the primary markets it serves including petroleum, automotive, quick serve restaurants, grocery, banking, retail, renovation, parking and warehousing. Products are marketed throughout North America by a network of independent sales representatives and distributors, as well as through national accounts. LSI partners with its customers to provide a full range of design support, engineering, installation and project management services. Headquartered in Blue Ash, Ohio, LSI currently employs over 1,200 employees and operates eight facilities throughout the U.S. The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS. Additional information can be found on the Investor Relations page at www.lsi-industries.com.

Forward-Looking Statements

For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.lsi-industries.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

Conference Call

On January 23, 2019 at 2:00 p.m. EST, James (Jim) A. Clark, President and Chief Executive Officer, and James (Jim) E. Galeese, Executive Vice President and Chief Financial Officer, will discuss the quarter’s financial results, which will contain forward looking statements and other material information.

Access to the live Webcast will be available via the Investor Relations page of the Company’s website:

http://www.lsi-industries.com

LSI Industries Inc. Second Quarter Results
January 23, 2019

A replay of the Webcast will be posted to the Investor Relations page of the Company’s website shortly after the completion of the conference call, where it will be archived for three months.

For further information, contact Jim Galeese, Executive Vice President and Chief Financial Officer at (513) 793-3200.

Additional note: Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. Second Quarter Results
January 23, 2019

Condensed Consolidated Statements of Operations

Three Months Ended December 31		(Unaudited)	Six Months Ended December 31
2018	2017	(In thousands, except per share data)	2018	2017
$89,541	$92,305	Net Sales	$174,498	$179,771

69,486	66,998	Cost of Products Sold	133,027	130,761
23	--	Severance Costs	23	--
376	--	Restructuring Costs	531	--

19,656	25,307	Gross Profit	40,917	49,010

19,148	20,677	Selling and Adminstrative Costs	37,475	41,194
20,165	--	Goodwill Impairment	20,165	28,000
469	83	Severance Costs	469	83
25	--	Restructuring Costs	25	--
120	--	Transition and re-alignment costs	120	--

(20,271)	4,547	Operating (Loss) Income	(17,337)	(20,267)

615	417	Interest Expense	1,133	820

(20,886)	4,130	(Loss) Income Before Taxes	(18,470)	(21,087)

(5,104)	5,598	Income Tax (Benefit)	(4,437)	(3,990)

$(15,782)	$(1,468)	Net (Loss)	$(14,033)	$(17,097)

		Weighted Average Common Shares Outstanding
26,083	25,858	Basic	26,058	25,824
26,083	25,858	Diluted	26,058	25,824

		(Loss) Per Share
$(0.61)	$(0.06)	Basic	$(0.54)	$(0.66)
$(0.61)	$(0.06)	Diluted	$(0.54)	$(0.66)

LSI Industries Inc. Second Quarter Results
January 23, 2019

 Condensed Consolidated Balance Sheets

	(amounts in thousands)
	12/31/18	6/30/18
Current Asset	$125,022	$110,081
Property, Plant and Equiptment, net	41,249	43,703
Other Assets	58,807	75,733
Total Assets	$225,078	$229,517

Current Liabilities	$50,409	$42,199
Long-Term Debt	48,372	45,360
Other Long-Term Liabilities	1,972	2,707
Shareholders' Equity	124,325	139,251
	$225,078	$229,517